STEIN ROE
                            MUTUAL FUNDS
                              ---------
                            Sensible Risks.
              Intelligent Investments. [service mark]


                            July 31, 1998


BY EDGAR

Attention: Filing Desk
Investment Management Division
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20459

Re:  Stein Roe Institutional Trust
     File Nos. 333-13331 and 811-07823

Gentlemen:

                        Request for Withdrawal

Pursuant to Rule 477 of the Securities Act of 1933, we would like to withdraw post-effective amendment No. 6 to the registration statement on Form N-1A of Stein Roe Institutional Trust. The events necessitating the amendment are no longer applicable. Please withdraw accession number 0000809558-98-000009, form type 485APOS, filed June 12, 1998.

Please call me at (312) 368-7845 or Cameron S. Avery at (312) 807-4302 if you have any questions.

Sincerely,

STEIN ROE INSTITUTIONAL TRUST


HEIDI J. WALTER
Heidi J. Walter
Vice-President and Secretary

HJW/ndp

    Stein Roe  Mutual Funds  One South Wacker Drive  Chicago, IL
                       60606-4685  312.368.7700
                            -----------
        Liberty Financial Investments, Inc., Distributor